FOR FURTHER INFORMATION CONTACT:
                                           ELAINE D. CROWLEY
                                           SR.  VICE PRESIDENT, CHIEF FINANCIAL
                                           OFFICER
                                           (817) 347-8200

           BOMBAY ANNOUNCES FOURTH QUARTER AND FISCAL 2004 OPERATING
                 RESULTS INCLUDING LEASE ACCOUNTING ADJUSTMENT


FOR IMMEDIATE RELEASE - MARCH 22, 2005

     FORT WORTH, TEXAS - The Bombay Company, Inc. (NYSE-BBA) announced that earnings for the fourth quarter ended January 29, 2005 were $7.1 million or $0.20 per diluted share compared to earnings of $12.3 million or $0.34 per diluted share for the corresponding period of the prior fiscal year. For the fiscal year ended January 29, 2005 the Company reported a loss of $12.8 million or $0.36 per share compared to earnings of $9.3 million or $0.27 per share for the fiscal year ended January 31, 2004. These and all other amounts in the press release have been presented on a basis consistent with a restatement as described below.

   Revenue for the quarter ended January 29, 2005 was $203.4 million compared to $211.6 million for the prior year. Same store sales for Bombay stores in existence for more than one year decreased 7% for the quarter. For the year ended January 29, 2005, revenue declined 3% to $576.1 million compared to $596.4 million for the prior fiscal year. Same store sales decreased 12% for the year, which was partially offset by revenue from new stores. For the year, Internet and mail order revenue grew 6% to $31.7 million from $29.8 million last year as a result of growth in Internet sales that offset a decline in mail order sales. Annual revenue for Bailey Street Trading Company declined to $15.1 million compared to $15.8 million last year.

   For the quarter, gross margins declined to 28.7% of revenue from 31.8% of revenue during the corresponding period of the prior year as a result of the loss of leverage on fixed costs as well as lower product margins due to increased promotional activity. Buying and occupancy costs, included in gross margins, increased to $28.7 million or 14.1% of revenue from $27.1 million or 12.8% of revenue in the prior year due to the combination of a store count increase and a decline in average sales per store as the Company experienced an overall softness in sales during the period. Selling, general and administrative costs declined $0.1 million, but increased from 22.3% of revenue to 23.1% of revenue due to the lower sales base in Fiscal 2004.

   The Company ended the year with no debt and $9.2 million in cash. The level of inventory increased to $144.7 million, an increase of $5.8 million over the prior year as a result of higher levels of in-transit merchandise. Average inventory per store at January 29, 2005 declined to $288,000 from $295,000 at January 31, 2004.

   James D. Carreker, Chairman of the Board and Chief Executive Officer, stated, "Our earnings were in line with expectations for the quarter. While we are disappointed with the financial results for the year, we made good progress towards many of our long-term goals. We've spent the last two years investing in our infrastructure, including upgrading our stores, improving our systems and enhancing our distribution network. We have managed over 200 lease expirations during this period. We have successfully moved to a much higher percentage of off-mall locations, which have significantly lower fixed operating costs per square foot. Currently, almost 40% of our stores are in off-mall locations compared to only 12% two years ago. All of these investments position us well for future profit flow-through on sales. We began 2005 with a fresh and much improved inventory mix, including an upgraded assortment in terms of design, quality and price. We plan to continue this trend throughout the year.

   "We remain concerned about the softness in consumer demand. We have taken steps to reduce our expenses during 2004 and will continue to manage spending levels aggressively for 2005. At the same time, we plan to increase our spending on consumer and market research, Internet, marketing and visual presentation in our stores. We remain committed to our long-term strategy and believe that it will allow us to deliver increased shareholder value," noted Mr. Carreker.

   LEASE ACCOUNTING AND IMPACT OF CHANGE ON PRIOR PERIODS

   The Company announced today that it had finalized the review of its lease accounting practices. Like many other companies in the retail and restaurant businesses, the Company previously announced that it was reviewing its lease accounting practices in light of the communication issued by the office of the Chief Accountant of the Securities and Exchange Commission on February 7, 2005. Historically, the Company has recognized store lease expense on a straight-line basis beginning on the commencement date of the lease. This generally had the effect of excluding the store build out and fixturing period (generally one to three months) during which the Company typically had no rent payments. The Company has now concluded that the appropriate accounting treatment is to include the rent-free, build out and fixturing period in the period over which the straight-line expense should be recognized. The change has no effect on historical or future cash flows or the timing of payments under leases.

   The lease related accounting adjustments are reflected in the reported financial results included in this release. The impact of these adjustments to Fiscal 2003 results was to reduce annual net income by $0.7 million or $0.02 per diluted share. Similarly, the impact of the modification of lease accounting practices on Fiscal 2004 was to increase the loss by $0.7 million or $0.02 per diluted share. The Company plans to restate the historical financial information related to Fiscal 2002, Fiscal 2003 and the first three quarters of Fiscal 2004 in its Annual Report on Form 10-K for the year ended January 29, 2005.

FISCAL 2005 OUTLOOK

     For Fiscal 2005, the Company expects to report earnings in the range of $0.02 to $0.08 per share. Comparable store sales are expected to be in the low to mid-single digit range with the improvement to be heavily weighted toward the second half of the year. The Company plans to open approximately 45 to 50 new stores during the year and close approximately 42 stores, or a net increase of 3 to 8 stores in Fiscal 2005.

INVESTOR CONFERENCE CALL

   You are invited to listen to Bombay's conference call with management that will be conducted on Wednesday, March 23, 2005 at 10:00 a.m. Central Time to review the fourth quarter and year-end results as well as insights into Fiscal 2005. Interested parties should dial 212-676-5380 ten minutes prior to the start time. The call will also be broadcast live over the Internet at
www.bombaycompany.com. For those who are unable to listen to the live broadcast, a telephone replay will be available for 72 hours beginning at 12:00 p.m. Central Time at 800-633-8284. The access code is 21226540. The call will also be available for replay for 45 days on the investor relations page of the Bombay website.

   The Bombay Company, Inc. designs, sources and markets a unique line of home accessories, wall d{e'}cor and furniture through retail outlets, specialty catalogs and the internet in the U.S. and internationally.

   Any statements in this press release that may be considered forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and financial market conditions which affect consumer confidence in the spending environment for home-related purchases; competition; seasonality; success of operating initiatives; new product development and introduction schedules; uninterrupted flow of product; acceptance of new product offerings; inherent safety of product offerings; advertising and promotional efforts; adverse publicity; expansion of the store chain; availability, locations and terms of sites for store development; ability to renew leases on an economic basis; changes in business strategy or development plans including risks associated with the strategy to move off-mall; availability and terms of borrowings or capital for operating purposes; labor and employee benefit costs; ability to obtain insurance at a reasonable cost; rising fuel and energy costs and their impact on the operations of the business; reliance on technology; security of the technological infrastructure; changes in government or trade regulations including provisional duties on bedroom furniture imports from China including the possibility that the scope of such duties will be expanded to encompass additional countries or product categories; risks associated with international business; fluctuations in foreign currency exchange rates; terrorism; war or threat of war; potential travel or import/export restrictions due to communicable diseases; regional weather conditions; hiring and retention of adequate and qualified personnel and other risks and uncertainties contained in the Company's public announcements, reports to stockholders and SEC filings, including but not limited to Reports on Forms 10-K, 8-K and 10-Q. The Company undertakes no obligation to revise the forward-looking statements contained herein to reflect events or circumstances after the date hereof as a result of new information, future events or otherwise.

                              THE BOMBAY COMPANY, INC. AND SUBSIDIARIES
                               CONSOLIDATED STATEMENTS OF OPERATIONS
                         (In thousands, except store counts and per share amounts)
                                             (unaudited)




                                                            THREE MONTHS ENDED      TWELVE MONTHS ENDED

                                                         JANUARY 29,JANUARY 31,JANUARY 29,JANUARY 31,
                                                            2005       2004       2005       2004
                                                                    (restated)            (restated)
Net revenue                                                 $203,358   $211,564   $576,087   $596,435
Costs and expenses:
 Cost of sales, buying and store
     occupancy costs                                         145,063    144,230    429,565    422,401
 Selling, general & administrative expenses                   46,976     47,102    165,650    158,446

Operating income (loss)                                       11,319     20,232   (19,128)     15,588
  Interest income                                                 22         31         67        176
  Interest expense                                             (273)      (238)      (601)      (621)
Income (loss) before income taxes                             11,068     20,025   (19,662)     15,143
Provision (benefit) for income taxes                           3,936      7,770    (6,836)      5,865
Net income (loss)                                             $7,132    $12,255  $(12,826)     $9,278

Net income (loss) per basic share                              $0.20      $0.35    $(0.36)      $0.27
Net income (loss) per diluted share                            $0.20      $0.34    $(0.36)      $0.27

Avg. common shares outstanding                                35,857     35,292     35,697     34,649
Avg. common shares outstanding and dilutive common shares
                                                              36,505     36,562     35,697     34,966

OTHER SELECTED FINANCIAL AND OPERATING DATA
Capital expenditures, net                                     $9,943    $10,023    $36,749    $40,890
Depreciation and amortization                                 $5,496     $4,643    $17,938    $17,465

Stores opened                                                19         39         66         84
Stores converted                                              -          -          -          4
Stores closed                                                10         17         35         35

Store composition:
Large format                                                 384        365
Regular stores                                                20         25
Outlet                                                        47         46
KIDS                                                          51         35
Total                                                        502        471
Square footage (in thousands)                              2,020      1,847

                                  THE BOMBAY COMPANY, INC. AND SUBSIDIARIES
                                         CONSOLIDATED BALANCE SHEETS
                                                (UNAUDITED)

(Dollars in thousands)

                                               JANUARY 29,  JANUARY 31,
                                                   2005         2004
                                                       (restated)
ASSETS

Current assets:
   Cash and short-term investments                   $9,168      $25,619
   Inventories                                      144,702      138,908
   Other current assets                              26,343       26,012

Total current assets                                180,213      190,539

Property and equipment, net                          86,731       68,107
Goodwill, net                                           423          423
Deferred taxes                                        7,882        2,361
Other assets                                          5,794        5,492

TOTAL ASSETS                                       $281,043     $266,922

LIABILITIES & STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable and accrued expenses             $48,990      $35,348
   Income taxes payable                                   -        1,103
  Accrued insurance                                   4,081        3,730
  Accrued payroll and bonuses                         5,660        8,019
  Gift certificates redeemable                        8,312        7,129

   Total current liabilities                         67,043       55,329

Accrued rent and other non-current liabilities       35,619       23,488

Stockholders' equity:
   Preferred stock                                        -            -
   Common stock                                      38,150       38,150
   Additional paid-in capital                        79,700       79,210
   Retained earnings                                 70,192       83,018
   Accumulated other comprehensive income               939          134
   Treasury stock                                   (9,268)     (11,555)
   Deferred compensation                            (1,332)        (852)

   Total stockholders' equity                       178,381      188,105

TOTAL LIABILITIES & STOCKHOLDERS' EQUITY
                                                   $281,043     $266,922

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